Exhibit 99.1

STABILIS SOLUTIONS ANNOUNCES SECOND QUARTER 2024 RESULTS

Houston, August 7, 2024 — Stabilis Solutions, Inc., (“Stabilis” or the “Company”) (Nasdaq: SLNG), a leading provider of clean fueling, production, storage, and last mile delivery solutions for many of the world’s most recognized, high-performance brands, today announced financial results for the second quarter ended June 30, 2024.

SECOND QUARTER PERFORMANCE HIGHLIGHTS

●	Strong demand and higher utilization at our Texas liquefaction plant led to a year-over-year increase of 45.3% in LNG volumes delivered and an improvement of $2.2 million in net income
●	Record second quarter Adjusted EBITDA of $2.1 million, an increase of $2.2 million on a year-over-year basis
●	$5.0 million of cash flow from operations, an increase of 32.3% on a year-over-year basis
●	$15.9 million of cash and availability under our credit agreements with cash and cash equivalents exceeding debt outstanding resulting in a net cash positive balance sheet as of June 30, 2024

MANAGEMENT COMMENTARY

“We delivered strong second quarter results due to the ongoing efforts of our entire team to transition our company into one of North America’s largest providers of liquefied natural gas fueling, production, storage, and last mile delivery solutions.” said Westy Ballard, President and Chief Executive Officer. “These efforts have optimized our existing operations and resulted in longer-term customer relationships, higher asset utilization, more predictable cash flows, improved liquidity, and a healthier leverage profile.”

Ballard continued, “Moving forward, we remain focused on leveraging our proven business model to further develop and deliver a portfolio of opportunities across our marine, commercial and industrial business platforms.”

STRATEGIC AND OPERATIONAL UPDATE

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Strengthening balance sheet and liquidity profile. At the end of the second quarter, the Company’s total cash and available liquidity under its credit agreements improved to $15.9 million and Stabilis had a trailing twelve-month net leverage ratio of -0.3x.

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Increased storage capacity at Texas liquefaction plant. During the quarter, the Company commenced the phased expansion of storage capacity from 270,000 gallons to 630,000 gallons at its liquefaction facility in Texas, which will further bolster its inland LNG supply chain to address increased demand and provide redundancy for its business as it expands its infrastructure to the Gulf Coast waterfront.

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Outstanding execution of the industry’s first ever LNG bunkering operation in Galveston, Texas and preparing for demand growth for LNG as marine bunker fuel. During the quarter, the Company executed on its Gulf Coast LNG fueling contract with Carnival Corporation, which began late in the fourth quarter of 2023. Additionally, in leveraging its experience servicing a world-class cruise line operator like Carnival, the Company is finalizing plans to build the first dedicated LNG bunkering facility along the U.S. Gulf Coast and is in discussions with several potential marine customers in strategic ports across the U.S. for further expansion.

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Contract awards and capitalizing on multi-year investment cycle across multiple sectors in its commercial & industrial platform. During the quarter, Stabilis' announced a 14-month contract extension of an LNG supply agreement for primary power generation and continues to further expand its operations with the expectation to deliver more than 235,000 megawatts of energy in 2024 to peak load, intermittent, distributed, and emergency relief power customers across multiple industries.

Additionally, during the quarter, the Company expanded its aerospace customer base and anticipates its 2024 aerospace market-related volumes will increase by more than 76% over the prior year, representing approximately 10% of its 2024 full-year sales volumes. Over the next five years, domestic demand for high-purity LNG is expected to increase by 65% to approximately 25 million gallons annually. Stabilis estimates that it is among the largest suppliers of high-purity LNG to space launch providers in the U.S., currently supplying approximately 40% of the market, with the potential to significantly increase its market share subject to future investments in liquefaction capacity.

SECOND QUARTER CONFERENCE CALL AND WEBCAST

Stabilis will host a conference call on Wednesday August 8, 2024, at 9:00 am ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call will be available in the Investor Relations section of the Company’s corporate website at https://investors.stabilis-solutions.com/events. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	888-506-0062
International Live:	973-528-0011
Conference ID:	300549

To listen to a replay of the teleconference, which will be available through August 15, 2024:

Domestic Live:	877-481-4010
International Live:	919-882-2331
Replay ID:	50991

ABOUT STABILIS SOLUTIONS

Stabilis Solutions, Inc. is a leading provider of clean fueling, production, storage, and last mile delivery solutions to many of the world’s most recognized, high-performance brands. To learn more, visit www.stabilis-solutions.com.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 and within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21e of the Securities Exchange Act of 1934, as amended. Any actual results may differ from expectations, estimates and projections presented or implied and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “can,” “believes,” “feels,” “anticipates,” “expects,” “could,” “will,” “plan,” “may,” “should,” “predicts,” “potential” and similar expressions are intended to identify such forward-looking statements.

Such forward-looking statements relate to future events or future performance, but reflect our current beliefs, based on information currently available. Most of these factors are outside our control and are difficult to predict. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. Factors that may cause such differences include, among other things: the future performance of Stabilis, future demand for and price of LNG, availability and price of natural gas, unexpected costs, and general economic conditions.

The foregoing list of factors is not exclusive. Additional information concerning these, and other risk factors is contained in the Risk Factors in Item 1A of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 7, 2024 which is available on the SEC’s website at www.sec.gov or on the Investors section of our website at www.stabilis-solutions.com. All subsequent written and oral forward-looking statements concerning Stabilis, or other matters attributable to Stabilis, or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.

Stabilis does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

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Investor Contact:

Andrew Puhala

Chief Financial Officer

832-456-6502

ir@stabilis-solutions.com

Stabilis Solutions, Inc. and Subsidiaries

Selected Consolidated Operating Results

(Unaudited, in thousands, except share and per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
Revenues:
Revenues	$18,598	$19,770	$12,907	$38,368	$39,749
Operating expenses:
Cost of revenues	13,550	13,514	10,585	27,064	30,855
Change in unrealized (gain) loss on natural gas derivatives	(82)	(252)	(224)	(334)	(55)
Selling, general and administrative expenses	3,331	3,456	3,043	6,787	6,422
Gain from disposal of fixed assets	(72)	(127)	—	(199)	—
Depreciation expense	1,768	1,800	1,992	3,568	4,003
Total operating expenses	18,495	18,391	15,396	36,886	41,225
Income (loss) from operations before equity income	103	1,379	(2,489)	1,482	(1,476)
Net equity income from foreign joint venture operations	295	197	685	492	1,030
Income (loss) from operations	398	1,576	(1,804)	1,974	(446)
Other income (expense):
Interest income (expense), net	28	(4)	(147)	24	(297)
Interest (expense), net - related parties	—	—	(24)	—	(56)
Other (expense), net	26	(21)	(40)	5	(124)
Total other income (expense)	54	(25)	(211)	29	(477)
Net income (loss) before income tax expense	452	1,551	(2,015)	2,003	(923)
Income tax expense	425	82	159	507	167
Net income (loss)	$27	$1,469	$(2,174)	$1,496	$(1,090)

Net income (loss) per common share:
Basic and diluted per common share	$0.00	$0.08	$(0.12)	$0.08	$(0.06)

EBITDA	$2,192	$3,355	$148	$5,547	$3,433
Adjusted EBITDA	$2,110	$3,103	$(76)	$5,213	$3,378

Stabilis Solutions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited, in thousands, except share and per share data)

	June 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$11,483	$5,374
Accounts receivable, net	5,933	7,752
Inventories, net	155	169
Prepaid expenses and other current assets	1,325	1,677
Total current assets	18,896	14,972
Property, plant and equipment:
Cost	110,426	110,646
Less accumulated depreciation	(62,057)	(61,167)
Property, plant and equipment, net	48,369	49,479
Goodwill	4,314	4,314
Investments in foreign joint ventures	10,541	12,009
Right-of-use assets and other noncurrent assets	453	525
Total assets	$82,573	$81,299
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,607	$5,707
Accrued liabilities	3,614	4,166
Current portion of long-term notes payable	1,216	1,682
Current portion of finance and operating lease obligations	82	164
Total current liabilities	11,519	11,719
Long-term notes payable, net of current portion and debt issuance costs	7,378	7,747
Long-term portion of finance and operating lease obligations	—	21
Total liabilities	18,897	19,487
Commitments and contingencies
Stockholders’ Equity:
Common stock; $0.001 par value, 37,500,000 shares authorized, 18,585,014 and 18,573,391 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	19	19
Additional paid-in capital	102,839	102,057
Accumulated other comprehensive loss	(432)	(18)
Accumulated deficit	(38,750)	(40,246)
Total stockholders’ equity	63,676	61,812
Total liabilities and stockholders’ equity	$82,573	$81,299

Stabilis Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
Cash flows from operating activities:
Net income (loss) from operations	$27	$1,469	$(2,174)	$1,496	$(1,090)
Adjustments to reconcile net income (loss) from operations to net cash provided by operating activities:
Depreciation	1,768	1,800	1,992	3,568	4,003
Stock-based compensation expense	408	383	593	791	1,182
Bad debt expense	(100)	168	-	68	—
Gain from disposal of assets	(72)	(127)	-	(199)	—
Income from equity investment in joint venture	(340)	(247)	(741)	(587)	(1,134)
Cash settlements from natural gas derivatives, net	(359)	-	-	(359)	—
Realized and unrealized losses on natural gas derivatives, net	30	-	70	30	491
Distributions from equity investment in joint venture	1,716	-	813	1,716	813
Changes in operating assets and liabilities:	-	-	-
Accounts receivable	(228)	1,964	4,964	1,736	7,008
Prepaid expenses and other current assets	445	235	320	680	827
Accounts payable and accrued liabilities	1,679	(1,812)	(2,024)	(133)	(8,385)
Other	64	96	(4)	160	187
Net cash provided by operating activities	5,038	3,929	3,809	8,967	3,902
Cash flows from investing activities:
Acquisition of fixed assets	(1,376)	(873)	(1,484)	(2,249)	(5,211)
Proceeds from sale of assets	72	207	—	279	—
Net cash used in investing activities	(1,304)	(666)	(1,484)	(1,970)	(5,211)
Cash flows from financing activities:
Payments on short- and long-term notes payable	(529)	(346)	(366)	(875)	(731)
Payments on notes payable from related parties	—	—	(604)	—	(1,200)
Employee tax payments from restricted stock withholdings	—	(9)	(108)	(9)	(108)
Net cash used in financing activities	(529)	(355)	(1,078)	(884)	(2,039)
Effect of exchange rate changes on cash	(8)	4	13	(4)	18
Net increase (decrease) in cash and cash equivalents	3,197	2,912	1,260	6,109	(3,330)
Cash and cash equivalents, beginning of period	8,286	5,374	6,861	5,374	11,451
Cash and cash equivalents, end of period	$11,483	$8,286	$8,121	$11,483	$8,121

Non-GAAP Measures

Our management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain special items that occur during the reporting period, as noted below. We include EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income (loss) as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definition of EBITDA and Adjusted EBITDA may vary among companies and industries, it may not be comparable to other similarly titled measures used by other companies. The following table provides a reconciliation of net income (loss), the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
Net income (loss)	$27	$1,469	$(2,174)	$1,496	$(1,090)
Depreciation	1,768	1,800	1,992	3,568	4,003
Interest expense, net	(28)	4	171	(24)	353
Income tax expense	425	82	159	507	167
EBITDA	2,192	3,355	148	5,547	3,433
Special items*	(82)	(252)	(224)	(334)	(55)
Adjusted EBITDA	$2,110	$3,103	$(76)	$5,213	$3,378

*	Special items for all periods presented consist of adjustments related to unrealized (gain)/loss on natural gas derivatives.

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